SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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PRIMEDIA INC.
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PRIMEDIA Inc.
745 Fifth Avenue
New York, New York 10151

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held Wednesday, May 11, 2005

To the Stockholders of
PRIMEDIA Inc.:

The annual meeting of stockholders of PRIMEDIA Inc. will be held on Wednesday, May 11, 2005, at The Peninsula, 700 Fifth Avenue, New York, New York 10019 at 10:00 a.m. to:

(1)  Elect ten directors;

(2)  Consider certain amendments to the 1992 Stock Purchase and Option Plan, as amended; and

(3)  Transact such other business as may properly come before the meeting.

Only holders of record of common stock of the Company, $.01 par value, at the close of business on March 31, 2005, will be entitled to vote at the meeting.

                        Beverly C. Chell
                         Vice Chairman and Secretary

April     , 2005

PROXY STATEMENT

Solicitation of Proxies

This proxy statement is furnished by the Board of Directors (the "Board") of PRIMEDIA Inc. (the "Company" or "PRIMEDIA" and, where appropriate, together with its subsidiaries), in connection with its solicitation of proxies for use at the annual meeting of stockholders to be held on Wednesday, May 11, 2005, at 10:00 a.m., at The Peninsula, 700 Fifth Avenue, New York, NY 10019 and at any and all adjournments thereof. Mailing of this proxy statement and form of proxy will commence on or about April     , 2005. Holders of record of common stock of the Company, $.01 par value (the "Common Stock"), at the close of business on March 31, 2005, will be entitled to one vote for each share held on all matters to come before the meeting. On March 31, 2005, there were outstanding 262,232,486 shares of Common Stock. Stockholders are requested to complete, date and sign the enclosed proxy card and promptly return it in the enclosed envelope. Alternatively, stockholders may vote via the Internet or by telephone as indicated on the enclosed materials.

The proxy on the enclosed form may be revoked at any time before it has been exercised. Unless the proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxy will be voted as recommended by the Board.

The cost of the preparation of proxy materials and the solicitation of proxies will be borne by the Company.

Voting at the Meeting

A majority of the votes entitled to vote on matters at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is present for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

Each matter to be voted on requires a majority of the votes cast. Abstentions and Broker Shares that are not voted on the matter will not be included in determining the number of votes cast.

Stockholders' proxies are received by the Company's independent proxy processing agent, and the vote is certified by independent inspectors of election. Proxies will be kept confidential, except as necessary to meet legal requirements. During the proxy solicitation period, the Company will receive vote tallies from time to time from the inspectors, but such tallies will provide aggregate figures rather than names of stockholders. The independent inspectors will notify the Company if a stockholder has failed to vote so that he or she may be reminded and requested to do so.

CORPORATE GOVERNANCE

Governance Principles

The Board is committed to establishing and maintaining corporate governance practices which reflect the highest standards of ethics and integrity. Toward that end, the Company has established a Corporate Governance Committee and adopted Corporate Governance Guidelines which set forth the practices of the Board, including guidelines for determining qualifications for directors, director independence and business conduct and ethics for the Board. The Corporate Governance Guidelines are consistent with the listing standards of the New York Stock Exchange (the "NYSE") and the rules of the Securities and Exchange Commission (the "SEC"). The Corporate Governance Committee charter and the Company's Corporate Governance Guidelines are available in the Governance section of the Company's website located at www.primedia.com. They are also available in print by writing to PRIMEDIA Inc., Corporate Secretary, 745 Fifth Avenue, New York, NY 10151. Any modifications to the Corporate Governance Guidelines will be reflected on the Company's website.

NYSE Certification.  The Company is required to comply with the NYSE listing standards applicable to corporate governance and on June 8, 2004, the Company timely submitted to the NYSE the Annual CEO Certification, pursuant to Section 303A.12 of the NYSE's listing standards, whereby the Chief Executive Officer of the Company, Kelly P. Conlin, certified that he is not aware of any violation by the Company of the NYSE's corporate governance listing standards as of the date of the certification.

Director Independence

Director Independence.  The Board is comprised of a majority of independent directors. In order for a director to be considered "independent," the Board must affirmatively determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has established guidelines to assist it in making this determination and those guidelines are set forth in Annex A of our Corporate Governance Guidelines. In each case, the Board considers all relevant facts and circumstances. The mere ownership of a significant amount of stock is not in and of itself a bar to independence, but one factor to consider. Applying these guidelines and the rules of the NYSE and other applicable laws, the Board has determined that the following directors, comprising a majority of the Company's directors, are independent members of its Board: David Bell, Timothy D. Dattels, H. John Greeniaus, Joseph Y. Bae, Meyer Feldberg, Perry Golkin and Henry Kravis. Of the remaining directors, Dean B. Nelson, Kelly P. Conlin and Beverly C. Chell are executive officers of the Company.

Board Committee Independence.  Under the applicable NYSE rules and the Sarbanes-Oxley Act of 2002, the Company must have an audit committee comprised solely of independent directors. In addition to the requirements for independent directors in the preceeding paragraph, members of the audit committee must meet a separate requirement that they receive no compensation from the Company, other than compensation for serving as a director. The Company is in compliance with all of the independence requirements relating to its committees. Please refer to "Committees of the Board" below for more information on the Board committees.

Code of Business Conduct and Ethics

The Company strongly believes that its business practices should reflect the highest standards of honesty, fair dealing and ethics. Toward that end, the Board has adopted a Code of Business Conduct and Ethics (the "Ethics Code") which applies to all directors, officers and employees of the Company. The current version of the Ethics Code is available in the Governance section of the Company's website located at www.primedia.com. It is also available in print by writing to PRIMEDIA Inc., Corporate Secretary, 745 Fifth Avenue, New York, NY 10151. Any modifications to the Ethics Code will be reflected on the Company's website. The Company also has an Ethics Committee which investigates allegations of unethical or inappropriate behavior as well as a toll-free Audit Alertline which employees may use on a confidential basis to notify the Audit Committee if they become aware of any questionable accounting practices.

Stockholder Communications with the Board

Stockholders who wish to communicate with a member or members of the Board may do so by addressing their correspondence to such member or members c/o Corporate Secretary, PRIMEDIA Inc., 745 Fifth Avenue, New York, NY 10151.

ELECTION OF DIRECTORS

Board of Directors

Our Board currently consists of 10 members. The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company. Members of the Board are kept informed of the Company's businesses by various reports and documents sent to them each month as well as by operating and financial reports made at Board and committee meetings by the Chairman of the Board, Chief Executive Officer ("CEO") and other officers.

Regular meetings of the Board are held each calendar quarter. The organizational meeting will follow immediately after the annual meeting of stockholders. The Board held five meetings in 2004 and also acted by unanimous written consent. Each director standing for election attended at least 80 percent of the total number of meetings of the Board of Directors and Board committees of which he or she was a member in 2004.

It is the Company's policy that directors are encouraged to attend the annual meeting of stockholders. Five directors attended the annual meeting in 2004.

Executive Sessions

The directors of the Company who are not officers or employees of the Company hold regular executive sessions at which management directors, including the Chairman and the CEO, are not present. Unless the Board determines otherwise, these sessions shall occur, at a minimum, two times a year. In addition, those directors of the Company who are not management or affiliated with the Company's majority shareholder (the "KKR Directors") hold an executive session at which only these directors are present at least once a year. The director with the most seniority in attendance at an executive session shall preside over such executive session. Since the last Annual Meeting of Stockholders, two executive sessions were held without management directors and one without the management directors and KKR Directors.

Committees of the Board

The Board has established the following committees to assist it in discharging its responsibilities: Audit, Compensation, Corporate Governance and Executive. The Board has determined that all of the members of each of the Board's committees meet the criteria for independence as established by the NYSE. Each of the committees is described in greater detail below. The Board has established written charters for the Audit Committee and Corporate Governance Committee. Each of the charters can be found in the Governance section on the Company's website located at www.primedia.com or can be obtained in print by writing to PRIMEDIA Inc., Corporate Secretary, 745 Fifth Avenue, New York, NY 10151. Any changes to the charters will be reflected on the Company's website.

Audit Committee.  The purpose of the Audit Committee is to assist the Board in overseeing (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company's financial statements; (ii) the Company's compliance with legal and regulatory requirements; (iii) the independent auditor's qualifications and independence; and (iv) the performance of the Company's internal audit function and the Company's independent auditor. Its duties include selecting and overseeing the independent auditor, reviewing the scope of the audit to be conducted by them, including the results of such audit, reviewing the Company's internal audit function and its disclosure and internal controls procedures, approving audit and other services to be provided by the Company's independent auditor and overseeing the Company's financial reports, including our annual report, and the accounting policies and practices followed by the Company in preparing such reports.

The charter of the Audit Committee requires that the Committee be comprised of at least three directors, all of whom must be independent under the NYSE rules and the Sarbanes-Oxley Act of 2002. In addition, each member of the Audit Committee must be financially literate within the meaning of the NYSE listing standards, and at least one member must be an "audit committee financial expert," as determined by the Board in accordance with SEC rules. The members of the Audit Committee are Timothy Dattels (Chairman), Meyer Feldberg, David Bell and H. John Greeniaus. The Board has determined that each of the Committee members is independent and financially literate and that Messrs. Dattels, Greeniaus and Bell each qualify as an "audit committee financial expert" and have accounting and related financial management expertise within the meaning of the NYSE listing standards. The Audit Committee met 10 times in 2004 and also acted by unanimous written consent. The Audit Committee's Report appears on page     of this Proxy Statement.

Compensation Committee.  The purpose of the Compensation Committee is to review and administer the Company's compensation programs for the Company as well as remuneration arrangements for its senior executives, including the CEO. The members of the Compensation Committee are Henry R. Kravis (Chairman), Perry Golkin and Joseph Bae. The Board has determined that although the members of the Compensation Committee meet the NYSE standards for independent directors, because the Company is a "controlled company" under the applicable NYSE rules (see below), the Company is not required to have the members of its Compensation Committee meet the additional standards for independence required of Compensation Committee members of non-controlled companies. The Compensation Committee met once in 2004. The Compensation Committee's Report appears on page     of this Proxy Statement.

Corporate Governance Committee.  The purpose of the Corporate Governance Committee is to develop and recommend to the Board a set of corporate governance principles and to perform a leadership role in shaping the Company's corporate governance. Its duties include regularly reviewing and recommending changes to the Company's corporate governance principles, including retirement and other tenure policies for directors, assessing channels through which the Board receives information, overseeing evaluation of the Board and management and annually evaluating the Committee's performance and charter. The members of the Corporate Governance Committee are Meyer Feldberg (Chairman), David Bell, Timothy Dattels and H. John Greeniaus. The Board has determined that each of the Committee members is independent. The Corporate Governance Committee met three times in 2004.

Executive Committee.  The Executive Committee has authority to act for the Board on all matters during intervals between Board meetings. The Executive Committee consists of Messrs. Kravis, Golkin and Bae. The Executive Committee met once in 2004 and also acted by unanimous written consent.

Self Evaluations.  In accordance with its Corporate Governance Guidelines, the full Board and the Audit Committee completed a self evaluation.

Director Nominations

Under the applicable NYSE rules, the Company is considered a "controlled company" because more than 50% of the stockholder voting power of the Company is held by investment partnerships controlled by Kohlberg Kravis Roberts & Co. L.P. ("KKR"). As a result, the Company is not required to have a nominating committee. The Board does not delegate the responsibility of nominating potential new directors to a separate nominating committee because it believes that all directors should be involved in this process. The Board will consider stockholder recommendations for candidates for the Board which should be sent to PRIMEDIA Inc., Corporate Secretary, 745 Fifth Avenue, New York, NY 10151. Such nominations must conform to the procedures set forth in the Company's by-laws, a copy of which is available by writing to PRIMEDIA Inc., Corporate Secretary, 745 Fifth Avenue, New York, NY 10151. The Board also considers candidates recommended by current directors, Company officers, employees and others. Candidates should be individuals with high standards of ethics and integrity, good judgment and who are committed to representing the interests of the stockholders. They should have broad business, governmental, non-profit or professional experience that indicates the candidate will be able to make significant and immediate contributions to the Board's discussions and decisions. They should be able to devote sufficient time and energy to the performance of the duties of a director. The Board's review of a candidate is typically based on any written materials provided with respect to the potential candidate, personal references and interviews. In 2004, the Board did not pay a fee to any third party to identify candidates.

The Nominees

It is proposed that the following ten directors be elected to hold office until the next annual meeting of stockholders and until their successors have been elected. Unless otherwise marked or indicated, a proxy will be voted for such persons.

Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may reduce the number of directors.

The Board of Directors recommends that you vote FOR the nominees described below.

Joseph Y. Bae Director Age: 33
Mr. Bae became a Director in April 2002. Mr. Bae is a limited partner of KKR Associates, L.P. ("KKR Associates") and has been an executive of KKR since September 1996. He is also a director of PanAmSat Holding Corporation. Mr. Bae serves on the Company's Compensation and Executive Committees.
David Bell Director Age: 61
Mr. Bell became a Director in May 2001. Mr. Bell has been Co-Chairman of the Interpublic Group of Companies ("IPG") since January 2005. From February 2003 until January 2005, he was the the Chairman and the Chief Executive Officer of IPG. He was the Vice Chairman of IPG from July 2001 to January 2003 and the Chairman of the Board and Chief Executive Officer of True North Communications Inc. from 1999 through 2001. Mr. Bell is also a director of The Warnaco Group, Inc. Mr. Bell is a member of the Company's Audit Committee and the Corporate Governance Committee.
Beverly C. Chell Vice Chairman, General Counsel, Secretary and Director Age: 62	Ms. Chell became Vice Chairman, General Counsel and Secretary of PRIMEDIA in November 1991 and a Director in March 1992.

Kelly P. Conlin President, Chief Executive Officer and Director Age: 44
Mr. Conlin became President, CEO and a Director in October 2003. Prior to joining the Company, Mr. Conlin was Chief Executive Officer of International Data Group ("IDG") from March 1999 to September 2002 and President of IDG from October 1995 to September 2002. From January 2003 to September 2003, Mr. Conlin was an advisor to Providence Equity Partners, a private investment firm specializing in equity investments in communications and media companies.
Timothy D. Dattels Director Age: 47
Mr. Dattels became a Director in September 2003. In November 2004 he became a managing Director for Newbridge Capital, LLC, the Asian investment vehicle for Texas Pacific Group. From 1996 to 2003, Mr. Dattels was a partner at Goldman Sachs. Mr. Dattels is the Chairman of the Company's Audit Committee and a member of the Company's Corporate Governance Committee.
Meyer Feldberg Director Age: 63
Professor Feldberg became a Director in January 1997. Professor Feldberg currently is the Sanford Bernstein Professor of Leadership and Ethics at the Columbia University Graduate School of Business ("CUGSB"). He is also Dean Emeritus of the CUGSB. In March 2005, he joined Morgan Stanley as a Senior Advisor. From 1989 to 2004, Professor Feldberg was the Dean and a Professor at the CUGSB. He is also a director of UBS Funds, Federated Department Stores, Inc., Revlon, Inc. and SAPPI, Ltd. He is the Chairman of the Company's Corporate Governance Committee, a member of the Company's Audit Committee and a member of the Special Compensation Committee.
Perry Golkin Director Age: 51
Mr. Golkin became a Director in November 1991. He is a General Partner of KKR Associates and a member of the limited liability company which serves as the general partner of KKR. He is also a director of Walter Industries, Inc., Bristol West Holdings, Inc., Willis Group Holdings Limited and Rockwood Specialties Group, Inc. Mr. Golkin is a member of the Company's Compensation and Executive Committees.

H. John Greeniaus Director Age: 60
Mr. Greeniaus has been President of G-Force, Inc. since 1998. He was previously Chairman and Chief Executive Officer of Nabisco, Inc. He became a director in June 1998. He is also a director of the Interpublic Group of Companies, Inc. He is a member of the Company's Audit Committee, the Corporate Governance Committee and the Special Compensation Committee.
Henry R. Kravis Director Age: 61

Mr. Kravis became a Director in November 1991. He is a Founding Partner of KKR and KKR Associates. Effective January 1, 1996, he became a managing member of the Executive Committee of the limited liability company which serves as the general partner of KKR. Mr. Kravis is Chairman of the Compensation Committee and serves on the Executive Committee.
Dean B. Nelson Chairman of the Board and Director Age: 46
Mr. Nelson became a Director and Chairman of the Board in April 2003. He has been the Chief Executive Officer of Capstone Consulting LLC ("Capstone") since March 2000. From August 1985 to February 2000, Mr. Nelson was employed by Boston Consulting Group, Inc. where he was a Senior Vice President from December 1998 to February 2000 and held various other positions from August 1985 to November 1998.

Compensation of Directors

Directors who are full-time employees of the Company receive no additional compensation for services as a director. Non-employee directors receive an annual all inclusive fee of $55,000 for all services on the Board and all committees, except that in connection with serving on the Audit Committee and Corporate Governance Committee of the Board, and in recognition of the additional duties and time commitments required of Audit Committee and Corporate Governance Committee members, the Chairman of the Audit Committee receives an additional $30,000 and all other members of the Audit Committee receive an additional $25,000 and the Chairman of the Corporate Governance Committee receives an additional $15,000 annually and all other members of the Corporate Governance Committee receive an additional $10,000. In addition, in 2004, the Board created a Special Committee composed solely of independent directors to address the redemption of the Company's Series J Preferred Stock and each member of the Special Committee received $25,000.

Pursuant to the Directors' Deferred Compensation Plan, a non-employee director may elect to defer all or part of their fee. Deferred amounts are "credited" to an unfunded cash account or Common Stock equivalent account, as selected by the director. Interest, at PRIMEDIA's average borrowing rate, is credited quarterly for bookkeeping purposes to a director's cash account. Subject to certain restrictions, a director is permitted to take distributions in cash from a cash account or in shares of Common Stock or cash equivalent equal to the then value of credited shares, at the Company's option, in whole or in part, from his account following retirement or termination of service. One of the current non-employee directors, Perry Golkin, has elected to defer his fees in Common Stock equivalents.

Executive Officers

The following are the executive officers of the Company other than Messrs. Nelson and Conlin and Ms. Chell:

Michaelanne C. Discepolo Executive Vice President, Human Resources Age: 51	Ms. Discepolo has been Executive Vice President, Human Resources of the Company since March 2001, Senior Vice President, Human Resources from December 1999 to March 2001.
Robert C. Metz Executive Vice President; Chief Executive Officer, Consumer Guides Group Age: 52	Mr. Metz has been Executive Vice President of the Company since May 2000 and Chief Executive Officer of the Consumer Guides Group for over five years.
H. James Ritts III Executive Vice President; President and Chief Executive Officer PRIMEDIA Television Age: 51
Mr. Ritts has been Executive Vice President of the Company since May 2003 and President and Chief Executive Officer of PRIMEDIA Television, which includes Channel One Network and Films for the Humanities and Sciences, since April 2000. Before joining the Company, Mr. Ritts served as Chief Executive Officer of the Digital Entertainment Network from March 1999 to March 2000 and Commissioner of the Ladies Professional Golf Association from 1995 to 1999. Before that, Mr. Ritts was a co-founder of Channel One.
Matthew A. Flynn Senior Vice President, Chief Financial Officer and Treasurer Age: 47
Mr. Flynn has been the Chief Financial Officer of the Company since May 2003 and has been Senior Vice President and Treasurer of the Company since March 2001. Before joining the Company, Mr. Flynn was Managing Director for Banc of America Securities LLC, in the Media and Telecom Group.
Christopher A. Fraser Senior Vice President, Law Age: 42
Mr. Fraser has been Senior Vice President, Law of the Company since April 2002, Deputy General Counsel from December 1999 through May 2001 and Associate General Counsel from October 1994 through November 1999.
Robert J. Sforzo Senior Vice President, Chief Accounting Officer and Controller Age: 57	Mr. Sforzo has been the Chief Accounting Officer of the Company since May 2003, a Senior Vice President of PRIMEDIA since December 1999, and the Controller of the Company since October 1998.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors ("Compensation Committee") is responsible for the establishment and oversight of the Company's executive compensation program. It is composed of non-management directors who are independent under the NYSE rules.

Executive Compensation Philosophy

The Company's executive compensation program is designed to meet the following objectives:

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  To align the interests and performance of the executive officers with Company performance and the interests of stockholders;

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  To attract, retain and motivate executive talent;

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  To ensure that a significant portion of executive officers' total compensation is dependent upon the appreciation of the Company's Common Stock; and

  •
  To provide a balanced total compensation package that recognizes the individual contributions of executive officers and the overall business results of the Company.

The Compensation Committee periodically reviews the Company's executive compensation program, and evaluates the link between the Company's performance and its executive compensation.

The Compensation Committee believes the holding of significant equity interests in the Company by management aligns the interests of stockholders and management. Through the programs described in this report, a significant portion of each executive officer's total compensation is linked directly to individual and Company performance and to Common Stock price appreciation.

The key elements of the Company's executive compensation program consist of base salary, an annual cash incentive program, and a long-term incentive program consisting of stock options and, in some cases, restricted stock.

Incentives play an important role in motivating executive performance and in aligning executive pay practices with the interests of stockholders. The Company's executive compensation program is intended to reward achievement of both short and long-term business goals. The long-term incentive program is designed especially to ensure that the Company's executive officers have a significant portion of their total compensation tied to factors that affect the performance of the Company's Common Stock.

The Compensation Committee developed the individual and corporate goals and objectives relevant to the compensation of Kelly P. Conlin, the Company's CEO, in October 2003 when he was hired and his employment agreement was executed. The Committee also reviews the total compensation of the most highly-compensated executive officers other than Mr. Conlin, including those named executive officers whose compensation is detailed in this Proxy Statement. This is designed to ensure consistency throughout the executive compensation program.

The Compensation Committee's policies with respect to each of the elements of the executive compensation program are discussed below. While the elements of compensation are described separately below, the Committee considers the total compensation package afforded by the Company when determining each component of the executive officer's compensation.

Base Salaries   Base salaries for new executive officers are determined initially by evaluating the responsibilities of the position held, the experience of the individual and salaries paid in the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other companies.

It is the policy of the Company not to review the salary of its executives annually. Salary adjustments are made based upon the performance of the Company and of each employee. The Compensation Committee considers both financial and, where appropriate, non-financial performance measures in making salary adjustments. If an executive officer has responsibility for a particular business unit, such unit's financial results are also considered. Mr. Metz was the only named executive officer whose base salary was reviewed in 2004 and who received an increase.

Annual Incentive Program   The Company's executive officers, as well as other key managerial and professional employees, are eligible for annual cash incentive awards under the executive incentive compensation plans (the "EICP") described on page             of this Proxy Statement. Participating executives are eligible to earn individual awards expressed as a percentage of base salary. For 2004, all of the named executive officers participated in the EICP.

The final award is the product of the executive officer's earned base salary, the applicable target percentage of the base salary, and percentage achievement against target for performance measures and individual performance for discretionary measures. For 2005, the discretionary portion has been reduced to 10% of the total targeted award.

Annual corporate and business unit performance measures and individual target percentages are established at the beginning of each year by the CEO and reviewed by the Compensation Committee. In the case of Mr. Conlin for 2004, pursuant to his employment agreement, a bonus of 50% of base salary was guaranteed with an opportunity to receive 100% of base salary. For executive officers at the corporate level, the corporate performance objectives for the financial award portion of the EICP award payments for 2004 were based on financial measures including net revenue and total segment EBITDA for the Company, as defined. For 2005, the discretionary award target has been reduced to 10% of base salary. For participants at the business unit level, the business unit performance objectives for 2004 included the respective unit's segment EBITDA, net revenues and cash flow.

Achievements in excess of the objectives for financial measures result in the individual receiving more than his or her target percentage. The range of the target percentages of base salary used in 2004 for annual cash incentive awards for the named executive officers was 50% to 100%, with the highest rate of 100% applicable only to Mr. Conlin.

Mr. Conlin's 2004 Bonus.  Based on the Company's results in 2004 compared to the performance objectives described previously and the Compensation Committee's evaluation of Mr. Conlin's performance, the Compensation Committee awarded Mr. Conlin the aggregate 2004 EICP bonus set forth on page     of this Proxy Statement.

Long-Term Incentive Program—Stock Options   Under the 1992 Stock Purchase and Option Plan (the "Plan"), stock options are granted periodically to the Company's senior executive group as well as to other key managerial employees. Stock options entitle the holder to purchase during a specified time period a fixed number of shares of Common Stock at a set price.

The Compensation Committee considers guidelines for the number of stock options to be granted based on data provided by the Company's compensation consultants and its Human Resources Department. The number of stock options granted is a function of the employee's base pay, position, performance, and the imputed value of the option. The Compensation Committee also takes into account management's recommendations regarding the number of options to be awarded to specific employees. Stock options are awarded from time to time to eligible recipients. The Compensation Committee also allocates stock options under the Plan for use in attracting new executives.

Stock options are designed to align the interests of executives with those of the stockholders. Stock options have an exercise price equal to the closing market price of the Common Stock on the business day preceding the date of grant. Since December 2003, stock options have been granted with a five-year term and prior to December 2003, stock options were granted with a ten-year term. Stock options granted to all eligible recipients since December 2003, including the senior executive group, have a three-year step vesting requirement of one-third per year, with full vesting occurring at the end of the third year following the date of grant. Stock options provide incentives for future performance by the creation of stockholder value over the long term since the benefit of the stock options cannot be realized unless stock price appreciation occurs.

Neither Mr. Conlin nor any of the named executive officers were granted stock options in 2004.

Long-Term Incentive Program—Restricted Stock

The Compensation Committee makes restricted stock awards under the Plan from time to time as special incentive awards. Restricted shares vest if the recipient of the grant remains in the employment of the Company for a prescribed period of time. Information on restricted stock awards made by the Compensation Committee to the named executive officers in 2004, 2003 and 2002 is set forth in the chart on page             of this Proxy Statement. No restricted stock was granted to Mr. Conlin or any named executive officer in 2004.

Other Executive Incentive Programs

Mr. Metz participates in two incentive programs for senior executives of the businesses he manages, the Company's Consumer Guides segment. The two programs, described on page     of this Proxy Statement, as designed to incentivize long-term earnings growth and accelerate the Company's organic growth by spurring the rollout of the auto and new home guide businesses.

Policy Regarding Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that publicly-held companies may be limited in deducting from their taxable income certain compensation in excess of $1 million paid to the chief executive officer and the four other most highly-compensated officers. The Compensation Committee has considered the effect of Section 162(m) on the Company's executive compensation program in developing its policy with respect to the deductibility of the Company's executive compensation. It is the Committee's position that in administering the "performance-based" portion of the Company's executive compensation program, it will attempt to satisfy the requirements for deductibility under Section 162(m). However, the Committee believes that it needs to retain the flexibility to exercise its judgment in assessing an executive's performance and that the total compensation system for executive officers should be managed in accordance with the objectives outlined in the "Executive Compensation Philosophy" section of this report and in the best overall interests of the Company's stockholders. Should the requirements for deductibility under Section 162(m) conflict with the executive compensation philosophy or with what the Compensation Committee believes to be in the best interests of the stockholders, the Compensation Committee will act in accordance with the executive compensation philosophy and in the best interests of the stockholders, notwithstanding the effect of such action on deductibility for any given year.

Conclusion

In 2004, as in previous years, a substantial portion of the Company's executive compensation consisted of performance-based variable elements. The Compensation Committee intends to continue the policy of linking executive compensation to Company performance and returns to stockholders.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS

Henry R. Kravis, Chairman
Perry Golkin
Joseph Y. Bae

PERFORMANCE GRAPH

CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on December 31, 1999 with dividends reinvested

Source: Georgeson Shareholder Communications Inc.

The above graph assume a $100 investment on December 31, 1999, and reinvestment of all dividends, in the Company's Common Stock, the S&P 500 Index and a composite peer group consisting of Emmis Communications Corp., Martha Stewart Living Omnimedia, Inc., (beginning after its initial public offering in the second quarter of 2000) Meredith Corp., Penton Media, Inc. and Reader's Digest Association Inc. (Class A).

	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04
PRIMEDIA Inc.	$100	$72	$26	$12	$17	$23
S&P © 500	$100	$91	$80	$62	$80	$89
Custom Peer Group (5 Stocks)	$100	$92	$63	$52	$59	$61

Copyright © 2005, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.

Executive Compensation Table

The following table shows compensation paid for the fiscal years ended December 31, 2002, 2003 and 2004 by the Company to the current Chief Executive Officer of the Company and each of the other four most highly compensated executive officers of the Company in 2004 in all capacities in which they served:

Long-Term Compensation
Awards
Annual Compensation
Name and Principal Position					Stock Options(#)	Restricted Stock($)(2)		All Other Compensation($)(3)
	Year	Salary($)	Bonus($)(1)
Dean B. Nelson Chairman of the Board	2004 2003 2002	$778,846 506,731 —	$	[ ] 251,914 —	— — —	$	— 697,500 —	$165,888 699,000 —
Kelly P. Conlin Chief Executive Officer and President	2004 2003 2002	$934,615 152,308 —	$	[ ] 100,000 —	— 2,000,000 —	$	— 3,390,000 —	$2,596 16,625 —
Beverly C. Chell Vice Chairman, General Counsel and Secretary	2004 2003 2002	$778,846 730,191 699,998	$	[ ] 488,005 320,000	— — 1,100,000	$	— 976,500 —	$12,589 10,751 12,116
Robert C. Metz Executive Vice President; CEO, Consumer Guides Group	2004 2003 2002	$474,692 438,923 400,000	$	[ ] 536,212 429,135	— — —	$	— 1,305,000 —	$4,192 2,075 2,126
H. James Ritts III Executive Vice President; President and CEO, PRIMEDIA Television	2004 2003 2002	$560,769 538,924 500,006		$1,000,000 47,534 60,000	— 55,000 —	$	— 58,000 41,406	$21,225 20,000 19,500

(1)
During the calendar year ended December 31, 2004, all executive officers participated in the Company's executive incentive and discretionary performance plans. Under these plans, cash awards are contingent and are based on various factors including earnings performance and cash flow of the Company (or in the case of Messrs. Metz and Ritts, earnings and cash flow of the operations they respectively manage) and the executive's individual performance during the calendar year in question as evaluated by the committee overseeing the plans. For 2005, the discretionary portion has been reduced to 10% of the total targeted award.

(2)
On December 2, 2003, Mr. Nelson and Ms. Chell were granted, respectively, 250,000 and 350,000 shares of restricted Common Stock. Mr. Nelson's restricted Common Stock vested in 2004. Ms. Chell's restricted Common Stock vested one-half on December 2, 2004 and will vest one-half on December 2, 2005, so long as Ms. Chell remains continuously employed with the Company through the vesting date. On October 21, 2003, Mr. Conlin was granted 1,000,000 shares of restricted Common Stock. Mr. Conlin's restricted Common Stock will vest one-half on October 21, 2005 and one-quarter will vest on each of October 21, 2006 and October 21, 2007, so long as Mr. Conlin remains continuously employed with the Company through the vesting date. On November 30, 2003, Mr. Metz was granted 450,000 shares of restricted Common Stock. Mr. Metz's restricted Common Stock will vest one-half on November 30, 2005 and one-quarter will vest on each of November 30, 2006 and November 30, 2007, so long as Mr. Metz remains continuously employed with the Company through the vesting date. On December 2, 2003, Mr. Ritts was granted 20,000 shares of restricted Common Stock. Mr. Ritts' restricted Common Stock will vest two-thirds on December 2, 2005 and will vest one-third on December 2, 2006 so long as Mr. Ritts remains continuously employed with the Company through the vesting date. Mr. Ritts has announced that he is leaving the Company on             , 2005. The restricted Common Stock was granted pursuant to the Plan. Dividends, if any, on all shares of restricted Common Stock are paid at the same rate and at the same time as paid to all stockholders. The value of the shares of restricted Common Stock reflected in the table as of December 31, 2004 based on a closing price of the Common Stock on December 31, 2004 of $3.80 is as follows: Mr. Nelson, $950,000; Mr. Conlin, $3,800,000; Ms. Chell, $1,330,000; Mr. Metz, $1,710,000; and Mr. Ritts, $76,000.

(3)
Includes contributions made by the Company for the benefit of the executives to the PRIMEDIA Thrift and Retirement Plan (the "Thrift Plan"), a defined contribution plan covering most of the Company's employees, and interest on amounts previously contributed to the PRIMEDIA Restoration Plan (the "Restoration Plan"), a

  deferred unfunded program restoring to employees the amount of the Company contribution to the PRIMEDIA Thrift and Retirement Plan which the Company was not permitted to contribute because of the limit on contributions to qualified plans under the Code. For 2004 for Mr. Nelson, includes $162,813 paid to Capstone, of which Mr. Nelson is the Chief Executive Officer, for consulting services provided by Mr. Nelson and other Capstone employees. For 2004, for Messrs. Nelson, Conlin and Metz and Ms. Chell, includes $3,075, $2,596, $4,100 and $9,225, respectively, of contributions under the Thrift Plan and for Ms. Chell and Mr. Metz, $3,364 and $92, respectively, of interest on amounts previously contributed to the Restoration Plan. For 2004, for Mr. Ritts, includes $9,225 of contributions under the Thrift Plan and a $12,000 car allowance.

Stock Option Grants in Last Fiscal Year

The Company did not grant any stock options or stock appreciation rights to the named executive officers during 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values(1)

	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)
			Value of Unexercised In- the-Money Options at Fiscal Year-End($)(2)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Dean B. Nelson	—	—	$—	$—
Kelly P. Conlin	500,000	1,500,000	355,000	1,065,000
Beverly C. Chell	1,944,359	873,125	—	—
Robert C. Metz	161,250	23,750	138,938	46,313
H. James Ritts III	106,333	48,667	94,500	33,000

(1)
No options were exercised by the named executive officers in 2004.

(2)
The Company's stock price on December 31, 2004 was $3.80 per share.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of Messrs. Kravis, Golkin and Bae in 2004. None of Messrs. Kravis, Golkin or Bae has been an officer or employee of the Company. Each of Messrs. Kravis and Golkin are general partners of KKR Associates and members of KKR 1996 GP LLC, the general partners of the partnerships which own as of December 31, 2004, approximately 60% of the outstanding Common Stock of the Company. As general partners of KKR Associates and members of KKR 1996 GP LLC, Messrs. Kravis and Golkin may be deemed to share beneficial ownership of the Common Stock beneficially owned by KKR Associates and KKR 1996 GP LLC; however, they disclaim such beneficial ownership. See "Certain Relationships and Related Transactions" and "Security Ownership of Certain Beneficial Owners and Management."

Employment Agreements

In October 2003, Mr. Conlin entered into a four-year employment agreement providing for an annual salary of $900,000 and an annual target performance bonus of at least $450,000. Mr. Conlin was guaranteed a bonus of $450,000 for 2004 (the "Guaranteed Bonus"). Under the agreement, Mr. Conlin was granted 1,000,000 shares of restricted Common Stock and 2,000,000 stock options. Mr. Conlin was required pursuant to the agreement to purchase $500,000 of Common Stock of the Company, which he has already done. If Mr. Conlin's employment is terminated by reason of death or disability, he is entitled to receive (a) his base salary through the end of the month in which death occurs or in which disability benefits commence, as applicable, (b) if such termination occurs after 2004, 50% of Mr. Conlin's base salary then in effect in lieu of an annual bonus, (c) the Guaranteed Bonus to the extent unpaid on the date of termination, and (d) vesting of outstanding unvested stock options and restricted stock. If Mr. Conlin's employment is terminated by the Company without Cause (as defined in the agreement) or by Mr. Conlin following a Constructive Termination (as defined in the agreement) at anytime prior to October 21, 2007, he is entitled to receive (a) his base salary through the date of termination, (b) his base salary for a period of 24 months following such termination, (c) the Guaranteed Bonus to the extent unpaid on the date of termination, (d) if the termination occurs in 2005, 2006 or 2007, a prorated portion of his annual bonus based on the number of days Mr. Conlin was employed during the applicable year and (e) if such termination occurs prior to October 21, 2005, vesting of 50% of the restricted stock and options granted pursuant to the agreement. If Mr. Conlin's agreement is not renewed upon expiration of its term or is renewed, and thereafter, Mr. Conlin's employment is subsequently terminated by the Company without Cause or by Mr. Conlin following a Constructive Termination at anytime on or after October 21, 2007, he is entitled to receive (a) his base salary through the date of termination, (b) his base salary for a period of 12 months following such termination, and (c) a prorated portion of his annual bonus based on the number of days Mr. Conlin was employed during the applicable year. If following a Change of Control (as defined in the agreement) Mr. Conlin's employment is terminated without Cause by the Company or by Mr. Conlin following a Constructive Termination, in addition to the rights and benefits described above, all rights and benefits granted by the Company to Mr. Conlin, whether pursuant to the agreement or otherwise, shall become vested. If Mr. Conlin's employment is terminated by the Company for Cause or Mr. Conlin voluntary terminates his employment (excluding any termination following a Constructive Termination without Cause), Mr. Conlin shall be entitled to (a) his base salary through the date of termination, and (b) exercise all vested options, and all his unvested options and restricted stock shall be forfeited.

In April 2001, Ms. Chell entered into an agreement with the Company providing for an annual salary of $700,000 (which amount was increased to $750,000 by the Compensation Committee effective May 15, 2003), an annual target performance bonus of 55% of her base salary, and an additional annual discretionary bonus of $700,000 based on the performance of certain start-up business areas for the Company. In the event of a Change of Control (as defined by the agreement) or if Ms. Chell's employment is terminated by reason of retirement or any other termination at or after age 65, Ms. Chell shall be entitled to receive $200,000 annually for life. If Ms. Chell's retirement occurs between the age of 60 and 65, the $200,000 annual payment shall be reduced by 7% for each year that payments commence prior to age 65, subject to adjustment in certain limited circumstances.

In April 1998, the Company entered into a letter agreement with Mr. Metz providing for the payment to Mr. Metz of 18 months' base salary and a prorated portion of his target bonus based on the number of days Mr. Metz was employed during such year if the Company terminates Mr. Metz's employment without cause. In addition, in February 2002, a three-year compensation plan was established for Mr. Metz and three other senior executives in the Consumer Guides Group (the "HPC Long Term Plan"). Under the HPC Long-Term Plan, Mr. Metz had target payouts of $150,000 and $450,000 for 2003 and 2004, respectively. The Company has renewed the HPC Long Term Plan for the years 2005 through 2007. Mr. Metz's target award under the HPC Long Term Plan for each of those years is $             , $             and $             , respectively. Awards under the HPC Long Term Plan are earned if certain target earnings levels are met. Mr. Metz also participates in the Auto and New Home Guide Launch Incentive Plan (the "Launch Plan"). The Launch Plan, covering the years 2004 through 2007 provides a pool of funds for each new auto and home guide launched. Awards are earned based on the number of new guides launched in the year, as well as the profitability of guides launched in prior years. Payments to Mr. Metz in 2004 under the HPC Long Term Plan and the Launch Plan are set forth in the Executive Compensation Table.

In August 2003, Mr. Ritts entered into an agreement with the Company pursuant to which the Company would pay Mr. Ritts a special bonus (the "Special Bonus") of $1,000,000 if Mr. Ritts did not voluntarily terminate his employment with the Company or was not terminated for cause prior to April 30, 2004. The Company paid the Special Bonus to Mr. Ritts in May, 2004. In addition, in July 2004, the Company entered into a letter agreement with Mr. Ritts providing for the payment to Mr. Ritts of nine months' base salary if the Company terminates Mr. Ritts' employment without cause.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 31, 2005 by (i) each beneficial owner of more than five percent of the Company's outstanding Common Stock, (ii) each of the Company's directors and named executive officers, and (iii) all directors and executive officers of the Company as a group:

Name	Number of Shares Beneficially Owned(1)	Percentage
KKR Associates, L.P.(2) 9 West 57th Street New York, New York 10019	106,886,265	40.34%
KKR 1996 GP LLC(3) 9 West 57th Street New York, New York 10019	57,060,039	20.91%
Marathon Asset Management Limited(4)	15,560,371	6.00%
Joseph Y. Bae(2)(3)	—	*
David Bell(5)	74,000	*
Beverly C. Chell(6)	2,570,315	*
Kelly P. Conlin(7)	1,672,000	*
Timothy D. Dattels(5)	12,500	*
Meyer Feldberg(5)	187,500	*
Perry Golkin(2)(3)(8)	108,307	*
H. John Greeniaus(5)	202,500	*
Henry R. Kravis(2)(3)	—	*
Robert C. Metz(9)	613,940	*
Dean B. Nelson(10)	3,050,000	1.14%
H. James Ritts III(11)	80,345	*
All directors and executive officers as a group (16 persons)	9,323,791	3.45%

*
Less than one percent

(1)
For the purpose of this table, a person or group is deemed to have "beneficial ownership" of any shares as of a given date which such person has voting power, investment power, or has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Except as otherwise noted, each beneficial owner of more than five percent of the Company's Common Stock and each director and executive officer has sole voting and investment power over the shares reported. With respect to the restricted Common Stock of the Company shown as owned by certain executive officers, the executive officers have voting power but no investment power.

(2)
Shares of Common Stock shown as owned by KKR Associates, L.P. are owned of record by MA Associates, L.P., FP Associates, L.P., Magazine Associates, L.P., Publishing Associates, L.P., Channel One Associates, L.P., and KKR Partners II, L.P., of which KKR Associates, L.P. is the general partner and as to which it possesses sole voting and investment power. Messrs. Kravis, Roberts, and Golkin (directors of PRIMEDIA) and Paul E. Raether, Michael W. Michelson, James H. Greene, Edward A. Gilhuly and Scott M. Stuart, as the general partners of KKR Associates, L.P., may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR Associates, L.P. Such persons disclaim beneficial ownership of such shares. Mr. Bae (a director of

  PRIMEDIA) is a limited partner of KKR Associates, L.P. and an executive of KKR. He disclaims beneficial ownership of such shares.

(3)
Of the shares shown as owned by KKR 1996 GP LLC, 49,190,039 shares are represented by shares of the Company's Common Stock and 7,870,000 shares are represented by warrants to purchase 7,870,000 shares of the Company's Common Stock which are currently exercisable by the holder. The shares of Common Stock and the warrants to purchase Common Stock shown as owned by KKR 1996 GP LLC are owned of record by KKR 1996 Fund L.P., of which KKR Associates 1996 L.P. is the sole general partner. KKR 1996 GP LLC is the sole general partner of KKR Associates 1996 L.P. and possesses sole voting and investment power. Messrs. Kravis, Roberts and Golkin (directors of PRIMEDIA) and Paul E. Raether, Michael W. Michelson, James H. Greene, Edward A. Gilhuly, Scott M. Stuart, Todd A. Fisher, Johannes P. Huth and Alexander Navab are the members of KKR 1996 GP LLC. Each of such individuals disclaims beneficial ownership of such shares and warrants. Messrs. Kravis and Roberts constitute the Executive Committee of KKR 1996 GP LLC. Mr. Bae (a director of PRIMEDIA) is a limited partner of KKR Associates 1996, L.P. and an executive of KKR. He disclaims beneficial ownership of such shares and warrants.

(4)
Information based upon Schedule 13G filed on February 5, 2004 by Marathon Asset Management Limited ("Marathon") and M.A.M. Investments Ltd ("MAM"). According to the Schedule 13G, of the 15,560,371 shown as owned by Marathon and MAM, Marathon and MAM have shared voting power with respect to 9,820,082 shares and shared dispositive power with respect to 15,560,371.

(5)
Of the shares shown as owned, 62,500, 12,500, 87,500 and 87,500 shares, respectively, for Messrs. Bell, Dattels, Feldberg and Greeniaus are represented by options to purchase Common Stock which were either exercisable on March 31, 2005 or become exercisable within 60 days thereafter.

(6)
Of the shares shown as owned by Ms. Chell, 10,000 shares are owned of record by Robert M. Chell, 10,000 shares are owned of record by the Robert and Beverly Chell Foundation over which Ms. Chell has shared voting and investment power, 1,893,734 shares are represented by options to purchase Common Stock which were either exercisable on March 31, 2005 or become exercisable within 60 days thereafter, and 350,000 shares are represented by shares of restricted Common Stock of which 175,000 are vested and 175,000 shares will vest on December 2, 2005, so long as Ms. Chell remains continuously employed with the Company through the vesting date.

(7)
Of the shares shown as owned by Mr. Conlin, 500,000 shares are represented by options to purchase Common Stock which were either exercisable on March 31, 2005 or become exercisable within 60 days thereafter, and 1,000,000 shares are represented by shares of restricted Common Stock which are not vested.

(8)
Of the shares shown as owned, 108,307 shares are represented by shares Mr. Golkin may be entitled to receive pursuant to the Directors' Deferred Compensation Plan. See "Compensation of Directors" elsewhere in this proxy statement for a description of the Directors' Deferred Compensation Plan.

(9)
Of the shares shown as owned by Mr. Metz, 147,250 are represented by options to purchase Common Stock which were either exercisable by March 31, 2005 or become exercisable within 60 days thereafter, and 450,000 shares are represented by shares of restricted Common Stock which are not yet vested.

(10)
Of the shares shown as owned by Mr. Nelson, 1,800,000 shares are represented by 1,800,000 options to purchase the Company's Common Stock issued to Capstone, a consultant of the Company, for services performed, which options are currently exercisable by Capstone, 1,000,000 shares are represented by shares of the Company's Common Stock owned by Capstone and 250,000 shares are represented by shares of restricted Common Stock granted to Mr. Nelson which are now vested. Mr. Nelson (the Chairman of the Board and a director of PRIMEDIA) is the Chief Executive Officer of Capstone and possesses sole voting and investment power with respect to such options and shares.

(11)
Of the shares shown as owned by Mr. Ritts, 60,000 shares are represented by options to purchase Common Stock which were either exercisable on March 31, 2005 or become exercisable within 60 days thereafter, and 20,000 shares are represented by shares of restricted Common Stock which are not vested.

Equity Compensation Plan Information

The following table provides information about shares of the Company's Common Stock that may be issued upon the exercise of options, warrants and other rights and other equity compensation under the Company's equity compensation plans as of December 31, 2004:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved By Security Holders	22,943,516		$7.49	3,018,102	(1)
Equity Compensation Plans Not Approved by Security Holders(2)(3)(4)	1,901,900	(5)	$1.86

Total	24,845,416			3,018,102

(1)
Represents 201,921 shares of the Company's Common Stock which may be issued pursuant to future awards under the Plan and 2,816,181 shares issuable pursuant to the PRIMEDIA Employee Stock Purchase Plan ("ESPP") (after taking into consideration the issuance under the ESPP of 108,562 shares in January 2005 for the offering period ended December 31, 2004).

(2)
The number of shares issuable pursuant to the Directors' Deferred Compensation Plan described under the caption "Compensation of Directors" elsewhere in this proxy statement is not presently determinable.

(3)
The table does not include information for the following equity compensation plans and options and other warrants and rights assumed by the Company in connection with mergers and acquisitions pursuant to which there remain outstanding options or other warrants or rights (collectively, the "Assumed Plans"): Amended and Restated 1999 Non-Officer Stock Option/Stock Issuance Plan of About.com, Inc.; Glowbug.com, Inc. 2000 Stock Option/Stock Issuance Plan; Sombasa Media Inc. 1999 Stock Option Plan; 1999 Stock Option Plan of Wiseads Interactive, Inc.; About.com, Inc. Second Amended and Restated 1998 Stock Option/Stock Issuance Plan; and North Sky, Inc. (formerly Direct Connect, Inc.) 1997 Stock Option Plan. A total of 2,456,861 shares of the Company's Common Stock may be purchased under the Assumed Plans, at a weighted average price of $12.12. No further grants may be made under any Assumed Plan.

(4)
Excludes warrants to purchase 7,870,000 shares of the Company's Common Stock owned by KKR 1996 GP LLC. The warrants to purchase shares of the Company's Common Stock owned by KKR 1996 GP LLC are owned of record by KKR 1996 Fund L.P., of which KKR Associates 1996 L.P. is the sole general partner. KKR 1996 GP LLC is the sole general partner of KKR Associates 1996 L.P., and possesses sole voting and investment power. Messrs. Kravis and Golkin (directors of PRIMEDIA) and eight other individuals are the members of KKR 1996 GP LLC. Each of such individuals disclaims beneficial ownership of such warrants. Mr. Kravis is one of two members of the Executive Committee of KKR 1996 GP LLC. Mr. Bae (a director of PRIMEDIA) is a limited partner of KKR Associates and an executive of KKR. He disclaims beneficial ownership of such warrants.

(5)
Represents 1,800,000 options to purchase the Company's Common Stock issued to Capstone, a consultant of the Company, for services performed, and 877,000 options to purchase the Company's Common Stock issued to Bill Day pursuant to the PRIMEDIA Inc. 2001 Stock Incentive Plan. In 2003, Mr. Day left the Company and as a result all of his options were accelerated. Mr. Day exercised 775,100 of his options in December 2004 and the remaining 101,900 in January 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, KKR, which is an affiliate of KKR Associates, may receive customary investment banking fees for services rendered to the Company in connection with divestitures, acquisitions and certain other transactions. In addition, KKR renders management, consulting, acquisition and financial services to the Company for an annual fee of $1 million payable quarterly in arrears. The Company believes that this fee is no less favorable than that which could be obtained for comparable services from unaffiliated third parties. Partners of KKR who also serve as directors of the Company do not receive additional compensation for service in such capacity, other than customary director's fees.

In August 2001, the Company financed its acquisition of EMAP in part by issuing 1,000,000 shares of Series J Convertible Preferred Stock to KKR 1996 Fund L.P. (a limited partnership associated with KKR) for $125 million. On July 7, 2004, the Company redeemed all of its outstanding Series J Convertible Preferred Stock, representing an aggregate of 1,424,306 shares for approximately $178,000,000 using cash on hand of approximately $33,000,000 and approximately $145,000,000 of advances under its revolving credit facility.

In 2002, the Company retained Capstone to provide consulting services to the Company primarily to identify and advise on potential opportunities to reduce costs at the Company. In 2004, the Company paid Capstone $162,813 in cash for consulting services received. Since Mr. Nelson, the Chairman of the Board and a Director of the Company, is the Chief Executive Office of Capstone, this payment is shown as paid to Mr. Nelson in the Executive Compensation table in this proxy statement under "All Other Compensation." Additionally, although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone, KKR has provided financing to Capstone.

During 2004, the Company leased transponders for its Education segment from PanAmSat Corporation ("PanAmSat'). Beginning in August of 2004, an investment partnership associated with KKR owned more than 20% of PanAmSat. From the period PanAmSat became a related party, as defined, the company paid transponder lease fees aggregating $815,000 during the year ended December 31, 2004.

See the disclosure under "Employment Agreements" elsewhere in this proxy statement for a description of the employment agreements between the Company and certain executive officers.

CONSIDERATION OF APPROVAL OF CERTAIN AMENDMENTS TO THE 1992 STOCK PURCHASE AND OPTION PLAN

We are requesting that our stockholders vote in favor of amending the 1992 Stock Purchase and Option Plan (the "Plan") which amendments were approved by the Board on March 9, 2005, subject to stockholder approval. If approved by our stockholders, the Plan amendments will be effective as of the date of the Annual Meeting of Stockholders. The following summary of certain major features of the Plan and the proposed amendments is subject to the specific provisions contained in the full text of the Plan and amendments thereto set forth as Exhibit A and Exhibit B, respectively, to this Proxy Statement.

Purpose of the Plan

The Plan provides for the grant of stock options, restricted stock and other stock-based awards presently covering 35,000,000 shares of the Company's Common Stock. A stock option gives the holder the right to purchase a specified number of shares of stock, at a fixed exercise price, in the future. The Company has historically used stock options as its primary form of equity compensation, and intends to continue to use stock options as its primary form of equity compensation. The Plan also provides for the grant of restricted stock and other stock-based awards. Over the years, shares of restricted stock have also been granted but the number of stock options granted has always been significantly higher.

The Plan was adopted for the purpose of providing incentives to our key employees in order to:

  •
  retain employees with a high degree of training, experience and ability;

  •
  attract new employees whose services are considered unusually valuable;

  •
  encourage the sense of proprietorship of such persons; and

  •
  promote the active interest of such persons in our development and financial success.

Equity Compensation Philosophy

The Company's equity compensation philosophy is to pay for performance through competitive compensation programs that relate directly to its short and long-term goals and to reward executives, managers and professionals who achieve these goals.

Stock based awards, including stock options and restricted stock, have been a part of our equity compensation program since the Company's inception in 1989.  Stock-based awards provide a significant incentive to the Company's employees for improved performance, and enable it to attract and retain employees who are critical for its development and financial success, while also aligning those employees' interests with those of the Company's stockholders.

The Company was an early adopter of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation".  In 2003, the Company adopted SFAS 123 for stock option expenses, retroactive to January 1, 2003. Under SFAS 123, compensation expense associated with stock options is measured at the grant date based on the value of the award and is recognized over the vesting period. Under Accounting Principles Board Opinion No. 25 (APB 25), which was used prior to adopting SFAS 123, no compensation expense was recognized when stock options were granted.

The Company does not believe the "overhang" from stock option plans is significant.  The Company maintains only the one stock option plan. Under the Plan, 22,000,788 shares are reserved for issuance in respect of outstanding options, 2,724,500 shares of unvested restricted stock have been awarded and 201,921 shares are reserved for future grants which reflects "overhang" of approximately 9%. If the amendments are approved, an additional 10,000,000 shares would be available for future grants and "overhang" would increase to approximately 13%. "Overhang" is defined as the total number of shares related to options granted but not yet exercised, unvested restricted shares awarded plus shares available for grant, divided by the total shares outstanding at the end of the reporting period. Also, stock available for purchase under the employee stock purchase plan is not included when calculating overhang and burn rate.

Of the stock options outstanding, 11,552,528 have an exercise price at or below $5, 3,238,360 have an exercise price between $5.01 and $10, 5,622,800 have an exercise price between $10.01 and $15 and 1,587,100 have an exercise price above $15.01. No options have ever been re-priced or issued at a more than a 15% discount to market value on the date of grant.

In calculating burn rate and dilution, stock options assumed in the About, Inc. acquisition and stock options and restricted stock awarded under separate plans established for the two founders of About, Inc. as part of the acquisition are not counted.

The Company believes its average three-year "burn rate" is reasonable.  The average three-year burn rate is approximately 1%. "Burn rate" is calculated as the total number of equity awards granted in any given year divided by the number of common shares outstanding. The number of equity awards used in the burn rate calculation is not discounted by cancelled or forfeited options or shares acquired or retained.

The Company believes its average three-year dilution due to the exercise of stock options and payment of awards is reasonable.  The average three-year dilution is under 1%. "Dilution" is calculated as the number of shares of common stock issued during a year due to the exercise of stock options or vesting of restricted stock, divided by the total shares outstanding at the end of such year. During 2002, 2003 and 2004, 420,183 shares of our common stock were issued upon exercise of stock options and restrictions lapsed on 1,958,711 shares of restricted stock, which resulted in the three year dilution.

The three amendments will enable the Company to continue to grant stock-based awards without adopting a new plan.  The adoption of the proposed amendments will enable the Company to continue to make grants and awards under the Plan for a number of years thereby avoiding the confusion and expense of maintaining and tracking multiple plans.

Key Terms

The following is a summary of the key provisions of the Plan.

Plan Term: Awards may be made under the Plan on or before March 4, 2007. It is proposed to amend the Plan to extend that date to March 9, 2015.

Eligible Participants: All employees of the Company and its subsidiaries, and non-employee directors of the Company.

The Compensation Committee determines which employees will participate in the Plan. As of January 1, 2005, approximately 3,000 employees hold stock options granted under the Plan.

Shares Authorized: 35,000,000, subject to adjustment to reflect stock splits, reorganizations and similar events. It is proposed to amend the Plan to increase the number of shares authorized by adding 10,000,000 shares.

The shares subject to issuance under the Plan consist of authorized and unissued shares or previously issued shares reacquired and held by the Company or any subsidiary as treasury shares.

Under the following circumstances, shares that were once subject to issuance upon the exercise vesting of stock-based awards under the Plan may again become available for future grants and awards under the Plan:

  •
  the forfeiture or termination of a stock option; and

  •
  the expiration of an unexercised stock option; and

  •
  the forfeiture of unvested restricted stock; and

  •
  the forfeiture or expiration of other stock-based awards.

Award Types: Incentive Stock Options, other stock options, stock appreciation rights, restricted stock, purchase stock, dividend equivalent rights, performance units, performance shares and other stock-based grants may be made under the Plan. Only stock options and restricted shares have been granted or awarded under the Option Plan.

Award Terms: Incentive Stock Options, other stock options and stock appreciation rights can have a term no longer than 10 years. It is proposed to amend the time limit on other stock options to 20 years as there is no statutory requirement for a time limit as there is for Incentive Stock Options. The Company wants to incentivize long-term employees to stay with the Company, to benefit from increases in the Company's stock price which occur more than 10 years after a stock option is granted.

Vesting: Vesting is determined by the Compensation Committee (subject to specific provisions on death, termination of employment or retirement).

Payment of Purchase Price

The purchase price to be paid upon exercise of a stock option or other award may be paid, subject to the rules established by the Compensation Committee as follows:

  •
  in cash or by certified check;

  •
  by the tender or delivery of shares of our common stock which has been held for six months or more with a fair market value at the time of exercise equal to the total option price; or

  •
  by a combination of the preceding methods.

Transferability

Stock options and other awards granted under the Plan are not assignable or otherwise transferable except by will or the laws of descent and distribution.

Administration

The Compensation Committee is made up of at least three directors who administer the Plan. The Compensation Committee has full power and authority to administer and interpret the Plan.

Plan and Amendments

The Plan is set forth Annex I to this Proxy Statement. The proposed amendments to the Plan are set forth in Annex II to this Proxy Statement.

Required Vote

A majority of the votes cast is required for approval of the amendments to the Plan, provided that the total vote cast on the proposal represents over 50% of all outstanding shares. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

The Board of Directors recommends that you vote FOR approval of the three amendments to the Plan.

INDEPENDENT AUDITORS

Deloitte & Touche LLP has been our independent auditor since the Company's inception in 1992 (and its predecessors from 1989). Like most other US public companies, both the Company and its independent auditor completed their work with respect to the 2004 financial statements and requirements imposed by the Sarbanes-Oxley Act of 2002 much later into 2005 than in prior years. As a result the Company's independent auditors have not submitted to the Audit Committee for its consideration a proposed work plan or budget for 2005. As a result, the Audit Committee has not yet considered the appointment of auditors for the fiscal year ending December 31, 2005. The Company intends to submit to its shareholders for approval on a timely basis in 2005 the Audit Committee's recommendation as to the appointment of the independent auditor for the fiscal year ending December 31, 2005. A representative of Deloitte & Touche LLP will be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and will be available to answer questions.

Audit and Other Fees

The following table sets forth the aggregate fees billed by Deloitte & Touche for services rendered to the Company in the years ended December 31, 2004 and 2003:

	Fiscal year ended
	2004	2003
Audit Fees(a)		$4,991,000
Audit-Related Fees(b)		1,656,000

Total Audit and Audit-Related Fees		6,647,000
Tax Fees(c)		50,000
All Other Fees	—	—

Total Fees		$6,697,000

(a)
Includes fees for auditing the annual Company's financial statements, reviewing the Company's financial statements included in the Company's quarterly reports and other audit services provided in the normal course of business.

(b)
Includes fees for consultation on financial accounting and reporting standards, acquisition related services, employee benefit plan audits and auditing and advice on (i) management's assessment of the effectives of the Company's internal controls over financial reporting and (ii) the effectiveness of the Company's internal control over financial in accordance with the requirements of the Sarbanes-Oxley Act of 2002.

(c)
Includes tax advice and other tax consultation services.

Policy on Approval of Independent Auditor Fees and Services

The services performed by Deloitte & Touche in fiscal 2004 were pre-approved by the Audit Committee in accordance with the pre-approval policy and procedures adopted by written consent of the Audit Committee dated June 19, 2003. This policy describes the permitted audit, audit-related, non-audit related (tax) and non-permitted services (all other fees) (collectively, the "Disclosure Categories") that Deloitte & Touche may perform. The policy requires that prior to the beginning of each fiscal year audit, a description of services ("Service List") to be performed by Deloitte & Touche in each of the Disclosure Categories must be presented to the Audit Committee for approval. In 2004, all services included on the Service List were pre-approved following the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, and non-audit related (tax) services not included on the Service List must be submitted to the Audit Committee for specific pre-approval. Generally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee, or any member of the Committee in the absence of the Chairman. In the event unexpected matters arise requiring services by Deloitte & Touche not included on the Service List, Company management may approve the services for limited amounts. In the event any of the audit-related services or non-audit related services are authorized by less than all members of the Audit Committee, the Chief Accounting Officer of the Company shall notify any members of the Audit Committee who did not participate in such determination of the services and fees authorized.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

AUDIT COMMITTEE REPORT

In accordance with the Audit Committee Charter, the Audit Committee of the Board (the "Committee") assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of PRIMEDIA Inc. During year 2004, the Committee met ten times, including meetings whereby the Committee discussed the financial information contained in each quarterly earnings announcement and in each quarterly Form 10-Q and in the Form 10-K with senior management, including the Chief Financial Officer and Chief Accounting Officer, as well as the independent auditors, Deloitte & Touche, prior to public release. The Committee has four independent directors.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" and discussed with the auditors any relationships that may impact their objectivity and independence. The Committee satisfied itself as to the auditors' independence.

During the course of the fiscal year ended December 31, 2004, management completed the documentation, testing and evaluation of the Company's system of internal controls over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and Deloitte & Touche at Committee meetings held throughout the year. At the conclusion of the process, management provided the Committee with and the Committee reviewed reports from Deloitte & Touche and management on the effectiveness of the Company's internal control over financial reporting. The Committee continues to oversee the Company's efforts related to its internal controls for financial reporting.

The Committee discussed and reviewed with the independent auditors all communications required by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' audit of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2004, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements. The Company's independent auditors are responsible for auditing the financial statements. The Audit Committee responsibility is to monitor and review the financial processes and procedures designed to insure compliance with accounting standards and applicable laws and regulations.

Based on the above-mentioned review and discussions with management, the independent auditors and the internal auditors, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board concurred in such recommendation.

Date: , 2005
AUDIT COMMITTEE Timothy D. Dattels, Chairman Meyer Feldberg David Bell H. John Greeniaus

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers, and persons who own more than 10% of a registered class of its equity securities to file reports of ownership and reports of changes in ownership of such equity securities with the SEC. The Company assists its directors and officers by completing and filing Section 16 reports on their behalf. To the Company's knowledge, based solely on a review of the copies of such forms filed by the Company on these individuals' behalf or otherwise furnished to the Company, the Company believes that all of its directors, executive officers and persons owning more than 10% of a registered class of the Company's securities, complied with all Section 16(a) filing requirements.

OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote, except that stockholder proposals not included in this proxy statement may be presented. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of Georgeson & Co., at an anticipated cost of less than $5,000, plus reimbursement of out-of-pocket expenses.

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including certified financial statements and all other information required to be included in an annual report to stockholders, has been furnished to all persons who were stockholders of the Company on the record date for the annual meeting of stockholders.

2006 ANNUAL MEETING

To be considered for the 2006 Annual Meeting, stockholder proposals must be received by the Company no later than the close of business on                      , 2005. All proposals must include a detailed description of the proposal, the reasons such proposal is being submitted and other information required by the SEC. Proposals should be addressed to the Secretary of the Company, 745 Fifth Avenue, New York, New York, 10151. Any stockholder desiring a copy of the Company's By-Laws will be furnished one without charge upon written request to the Secretary.

Beverly C. Chell Vice Chairman and Secretary

             , 2005

EXHIBIT A

PRIMEDIA Inc.
1992 STOCK PURCHASE AND OPTION PLAN AS AMENDED

1.     Purpose of Plan

The PRIMEDIA Inc. 1992 Stock Purchase and Option Plan (the "Plan") is designed:

(a)  to promote the long term financial interests and growth of PRIMEDIA Inc. (the "Corporation") and its Subsidiaries (as defined below) by attracting and retaining management personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Corporation's business:

(b)  to motivate management personnel by means of growth-related incentives to achieve long range goals: and

(c)  to further the identity of interests of participants with those of the stockholders of the Corporation through opportunities for increased stock, or stock-based, ownership, ownership in the Corporation.

2.     Definitions

As used in the Plan, the following words shall have the following meanings:

(a)  "Grant" means an award made to a Participant pursuant to the Plan and described in Paragraph 5, including, without limitation, an award of a Stock Option, Stock Appreciation Right, Dividend Equivalent Right, Restricted Stock, Purchase Stock, Performance Units, Performance Shares or Other Stock Based Grant or any combination of the foregoing.

(b)  "Grant Agreement" means an agreement between the Corporation and a Participant that sets forth the terms, conditions and limitations applicable to a Grant.

(c)  "Board of Directors" means the Board of Directors of the Corporation.

(d)  "Committee" means the Compensation Committee of the Board of Directors.

(e)  "Common Stock" or "Share" means common stock of the Corporation which may be authorized but issued and reacquired.

(f)   "Derivative Security" has the meaning given it in Rule 16a-1(c) under the Exchange Act.

(g)  "Employee" means a person, including an officer, in the employment of the Corporation or one of its Subsidiaries who is selected by the Committee.

(h)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(i)   "Fair Market Value" means such value of a Share as reported for stock exchange transactions and/or determined in accordance with any applicable resolutions or regulations of the Committee in effect at the relevant time.

(j)   "Participant" means an Employee, or other person having a relationship with the Corporation or any of its Subsidiaries, to whom one or more Grants have been made and such Grants have not all been forfeited or terminated under the Plan: provided, however, a non-employee director of the Corporation or one of its Subsidiaries may not be a Participant.

(k)  "Stock-Based Grants" means the collective reference to the grant of Stock Appreciation Rights, Dividend Equivalent Rights, Restricted Stock, Performance Units, Performance Shares and Other Stock Based Grants.

(l)   "Stock Options" means the collective reference to "Incentive Stock Options" and "Other Stock Options".

(m) "Subsidiary" means any entity of which the Corporation owns, either directly or indirectly, at least 50% of the combined voting power or economic interest of such entity.

3.     Administration of Plan

(a)  The Plan shall be administered by the Committee. The Committee may adopt its own rules of procedure, and the action of a majority of the Committee, taken at a meeting or taken without a meeting by a writing signed by such majority, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules. Any such interpretations, rules, and administration shall be consistent with the basic purposes of the Plan.

(b)  The Committee may delegate to the Chief Executive Officer and to other senior officers of the Corporation its duties under the Plan subject to such conditions and limitations as the Committee shall prescribe except that only the Committee may designate and make Grants to Participants who are subject to Section 16 of the Exchange Act or Section 162(m) of the Code.

(c)  The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Corporation, and the officers and directors of the Corporation shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Grants, and all members of the Committee shall be fully protected by the Corporation with respect to any such action, determination or interpretation.

(d)  The Committee may construe and interpret the Plan and the Grants awarded thereunder and establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Grant Agreement, in the manner and to the extent it shall deem necessary or advisable to make the Plan fully effective.

(e)  The Committee may determine the duration and purposes for leaves of absence which may be granted to a Participant on an individual basis without constituting a termination of employment or service for purposes of the Plan.

(f)   The Committee may resolve all questions of interpretation arising under or in connection with the administration of the Plan, exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan, and generally, exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

(g)  All decisions and determinations by the Committee in the exercise of the powers conferred upon it under the Plan shall be final, binding and conclusive upon the Company, the Subsidiaries, Participants and all other persons having any interest therein.

4.     Eligibility

The Committee may from time to time make Grants under the Plan to such Employees, or other persons having a relationship with the Corporation or any of its Subsidiaries, and in such form and having such terms, conditions and limitations as the Committee may determine. No Grants may be made under this Plan to non-employee directors of the Corporation or any of its Subsidiaries. Grants may be granted singly, in combination or in tandem. The terms, conditions and limitations of each Grant under the Plan shall be set forth in a Grant Agreement, in a form approved by the Committee, consistent, however, with the terms of the Plan; provided, however, such Grant Agreement shall contain provisions dealing with the treatment of Grants in the event of the termination, death or disability of a Participant, and may also include provisions concerning the treatment of Grants in the event of a change of control of the Corporation.

5.     Grants

From time to time, the Committee will determine the forms and amounts of Grants to Participants. Grants shall be subject to such terms and conditions, including without limitation, vesting and exercisability periods or restrictions, and the effect on a Grant of a termination or change in employment status of a Participant (including a termination or change by reason of a sale of a subsidiary or division of the Corporation), as the Committee may in its discretion determine. Such Grants may take the following forms in the Committee's sole discretion:

(a)  Incentive Stock Options—These are stock options within the meaning of Section 422 of the Code, to purchase Common Stock. In addition to other restrictions contained in the Plan, an option granted under this Paragraph 5(a), (i) may not be exercised more than 10 years after the date it is granted, (ii) may not have an option price less than the Fair Market Value of Common Stock on the date the option is granted, (iii) must otherwise comply with Code Section 422, and (iv) must be designated as an "Incentive Stock Option" by the Committee. The maximum aggregate Fair Market Value of Common Stock (determined at the time of each Grant) with respect to which any Participant may first exercise Incentive Stock Options under this Plan and any Incentive Stock Options granted to the Participant for such year under any plans of the Corporation or any Subsidiary in any calendar year is $100,000. Payment of the option price shall be made in cash or in shares of Common Stock, or a combination thereof, in accordance with the terms of the Plan, the Grant Agreement, and of any applicable guidelines of the Committee in effect at the time.

(b)  Other Stock Options—These are options to purchase Common Stock which are not designated by the Committee as "Incentive Stock Options". At the time of the Grant the Committee shall determine, and shall have contained in the Grant Agreement or other Plan rules, the option exercise period, the option price, and such other conditions or restrictions on the grant or exercise of the option as the Committee deems appropriate, which may include the requirement that the grant of options is predicated on the acquisition by the optionholder of Purchase Stock under Paragraph 5(c) by the Optionee. In addition to other restrictions contained in the Plan, an option granted under this Paragraph 5(b), (i) may not be exercised more than 10 years after the date it is granted and (ii) may not have an option exercise price less than 50% of the Fair Market Value of Common Stock on the date it is granted.

(c)  Stock Appreciation Rights—These are rights that on exercise entitle the holder to receive the excess of (i) the Fair Market Value of a share of Common Stock on the date of exercise over (ii) the Fair Market Value on the date of Grant (the "base value") multiplied by (iii) the number of rights exercised as determined by the Committee. Stock Appreciation Rights granted under the Plan may, but need not be, granted in conjunction with an Option under Paragraph 5(a) or 5(b). The Committee, in the Grant Agreement or by other Plan rules, may impose such conditions or restrictions on the exercise of Stock Appreciation Rights as it deems appropriate, and may terminate, amend, or suspend such Stock Appreciation Rights at any time. No Stock Appreciation Right granted under this Plan may be exercised more than 10 years after the date it is granted.

(d)  Restricted Stock—Restricted Stock is Common Stock delivered to a Participant with restrictions or conditions on the Participant's right to transfer or sell such stock; provided that the price of any share of Restricted Stock delivered for consideration other than services and not as bonus stock may not be less than 50% of the Fair Market Value of a share of Common Stock on the date such Restricted Stock is granted or the price of such Restricted Stock may be the par value of a share of Common Stock. The number of shares of Restricted Stock and the restrictions on such shares shall be as the Committee determines, in the Grant Agreement or by other Plan rules, and the certificate for the Restricted Stock shall bear evidence of the restrictions or conditions.

(e)  Purchase Stock—Purchase Stock are shares of Common Stock offered to a Participant at such price as determined by the Committee; provided, however, that the price per share of such Purchase Stock may not be less than 50% of the Fair Market Value of the Common Stock on the date such shares of Purchase Stock are offered.

(f)   Dividend Equivalent Rights—These are rights to receive cash payments from the Corporation at the same time and in the same amount as any cash dividends paid on an equal number of shares of Common Stock to shareholders of record during the period such rights are effective. The Committee, in the Grant Agreement or by other Plan rules, may impose such restrictions and conditions on the Dividend Equivalent Rights, including the date such rights will terminate, as it deems appropriate, and may terminate, amend, or suspend such Dividend Equivalent Rights at any time.

(g)  Performance Units—These are rights to receive at a specified future date, payment in cash of an amount equal to all or a portion of the value of a unit granted by the Committee. At the time of the Grant, in the Grant Agreement or by other Plan rules, the Committee must determine the base value of the unit, the performance factors applicable to the determination of the ultimate payment value of the unit and the period over which Corporation performance will be measured. These factors must include a minimum performance standard for the Corporation below which no payment will be made and a maximum performance level above which no increased payment will be made. The term over which Corporation performance will be measured shall be not less than six months.

(h)  Performance Shares—These are rights to receive at a specified future date, payment in cash or Common Stock, as determined by the Committee, of an amount equal to all or a portion of the (i) average of the Fair Market Value of a share of Common Stock on each trading day during the last forty-five (45) days of such period, multiplied by (ii) a specified number of shares of Common Stock. At the time of the Grant, the Committee, in the Grant Agreement or by Plan rules, will determine the factors which will govern the portion of the rights so payable and the period over which performance will be measured. The factors will be based on Corporation performance and must include a minimum performance standard for the Corporation below which no payment will be made and a maximum performance level above which no increased payment will be made. The term over which Corporation performance will be measured shall be not less than six months. Performance Shares will be granted for no consideration other than services.

(i)   Other Stock-Based Grants—The Committee may make other Grants under the Plan pursuant to which shares of Common Stock (which may, but need not, be shares of Restricted Stock pursuant to Paragraph 5(d)), are or may in the future be acquired, or Grants denominated in stock units, including Grants valued using measures other than market value. Other Stock-Based Grants may be granted with or without consideration; provided, however, that the price of any such Grant made for consideration other than services that provides for the acquisition of shares of Common Stock or other equity securities of the Corporation may not be less than 50% of the Fair Market Value of a share of the Common Stock or such other equity securities on the date of grant of such Grant. Such Other Stock-Based Grants may be made alone, in addition to or in tandem with any Grant of any type made under the Plan and must be consistent with the purposes of the Plan.

(j)   Manner of Exercise and Payment of Stock Options—A Stock Option, or portion thereof, shall be exercised for whole shares of Common Stock by delivery of a written notice of exercise to the Corporation and payment of the full exercise price of the shares being purchased. A Participant may exercise a Stock Option with respect to less than the full number of shares for which the Stock Option may then be exercised. The price of Common Stock purchased pursuant to an Option, or portion thereof, may be paid:

    (1)
    in United States dollars in cash or by check, bank draft or money order payable to the order of the Corporation.

    (2)
    through the delivery of shares of Common Stock (which the Participant has held for at least six months prior to delivery of such shares or where the Participant has purchased on the open market and for which the Participant holds title free and clear of all liens and encumbrances) with an aggregate Fair Market Value on the date of exercise equal to the exercise price.

    (3)
    by delivery of an irrevocable notice of exercise to a financial institution acceptable to the Corporation to deliver promptly to the Corporation the portion of sale or loan proceeds sufficient to pay the exercise price.

    (4)
    through the written election of the Participant to have shares of Common Stock withheld by the Corporation from the shares otherwise to be received, with such withheld shares having an aggregate Fair Market Value on the date of exercise equal to the exercise price or Federal, state and local tax withholding obligations in connection with such exercise or

    (5)
    by any combination of the above methods of payment.

The Committee shall have sole discretion to disapprove of an election for delivering or withholding Common Stock upon exercise of a Stock Option in accordance with clauses -(5) above and may impose such limitations and prohibitions on the use of Common Stock to exercise a Stock Option as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid certain accounting consequences which may result from the use of Common Stock as payment upon exercise of a Stock Option or tax withholding obligation. If the method of payment in clause (3) is elected, the Stock Option will be deemed to be exercised simultaneously with the sale of the shares by the financial institution. If the shares to be acquired on such exercise cannot be sold for a price equal to or greater than the full Exercise Price, then there will be no exercise of the Stock Option.

(k)  Nontransferability of Derivative Securities:    No Stock Option or Stock-Based Grant which constitutes a Derivative Security shall be transferable otherwise than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Corporation or be subject to attachment, execution or other similar process. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate or otherwise dispose of a Stock Option or any such Stock-Based Grant or of any right hereunder, except as provided for herein, or in the event of any levy or any attachment, execution or similar process upon the rights or interest hereby conferred, the Corporation may terminate the Stock Option or such Stock-Based Grant by notice to the Participant and the Stock Option or such Stock-Based Grant shall thereupon become null and void. Notwithstanding the foregoing, the Committee may provide, either at the time of grant or otherwise, that a Stock Option or Stock-Based Grant constituting a Derivative Security is transferrable to the extent that such transferability is permissible under both Rule 16b-3 under the Exchange Act and the form of Registration Statement under which securities issued under the Plan are registered under the Securities Act of 1933.

6.     Limitations and Conditions

(a)  Subject to Paragraph 4, the number of shares available for Grants under this Plan shall be 35 million shares of Common Stock reduced by the sum of the aggregate amount of shares issued upon a Grant or become subject to an outstanding Grant. The number of shares subject to Grants under this Plan to any one Participant shall not be more than 15 million shares of Common Stock. To the extent that shares related to outstanding Grants are not issued by reason of Grants being forfeited, terminated, cancelled, expire unexercised or delivered or withheld to pay the exercise price or satisfy withholding obligations, then such shares shall again immediately become available for Grants.

(b)  No Grants shall be made under the Plan beyond ten years after the effective date of the amendment and restatement of the Plan, but the terms of Grants made on or before the expiration thereof may extend beyond such expiration. At the time a Grant is made or amended or the terms or conditions of a Grant are changed, the Committee may provide for limitations or conditions on such Grant.

(c)  Nothing contained herein shall affect the right of the Corporation to terminate any Participant's employment at any time or for any reason.

(d)  Deferrals of Grant payouts may be provided for, at the sole discretion of the Committee, in the Grant Agreements.

(e)  Except as otherwise prescribed by the Committee, the amounts of the Grants for any employee of a Subsidiary, along with interest, dividend, and other expenses accrued on deferred Grants shall be charged to the Participant's employer during the period for which the Grant is made. If the Participant is employed by more than one Subsidiary or by both the Corporation and a Subsidiary during the period for which the Grant is made, the Participant's Grant and related expenses will be allocated between the companies employing the Participant in a manner prescribed by the Committee.

(f)   Participants shall not be, and shall not have any of the rights or privileges of, stockholders of the Corporation in respect of any Shares subject to any Grant unless and until certificates representing any such Shares have been issued by the Corporation to such Participants.

(g)  No election as to benefits or exercise of any Grant may be made during a Participant's lifetime by anyone other than the Participant except by a legal representative appointed for or by the Participant.

(h)  Any Grant shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Corporation or its Subsidiaries and shall not affect any benefits under any other benefit plan of any kind or subsequently in effect under which the availability or amount of benefits is related to level of compensation. This Plan is not a "Retirement Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974, as amended.

(i)   Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of the Corporation or any of its Subsidiaries, nor shall any assets of the Corporation or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Corporation's obligations under the Plan.

7.     Transfers and Leaves of Absence

For purposes of the Plan a transfer of a Participant's employment without an intervening period of separation among the Corporation and any Subsidiary shall not be deemed a termination of employment.

8.     Adjustments

In the event of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization or merger, change of control, or similar event, the Committee may adjust appropriately the number of Shares subject to the Plan and available for or covered by Grants and Share prices related to outstanding Grants and make such other revisions to outstanding Grants as it deems are equitably required.

9.     Merger, Consolidation, Exchange, Acquisition, Liquidation or Dissolution

In its absolute discretion, and on such terms and conditions as it deems appropriate, coincident with or after the grant of any Stock Option or any Stock-Based Grant, the Committee may provide that such Stock Option or Stock-Based Grant cannot be exercised after the merger or consolidation of the Corporation into another corporation, the exchange of all or substantially all of the assets of the Corporation for the securities of another corporation, the acquisition by another corporation of 80% or more of the Corporation's then outstanding shares of voting stock or the recapitalization, reclassification, liquidation or dissolution of the Corporation, and if the Committee so provides, it may, in its absolute discretion and on such terms and conditions as it deems appropriate, also provide, either by the terms of such Stock Option or Stock-Based Grant or by a resolution adopted prior to the occurrence of such merger, consolidation, exchange, acquisition, recapitalization, reclassification, liquidation or dissolution, that, for some period of time prior to such event, such Stock Option or Stock-Based Grant shall be exercisable as to all shares subject thereto, notwithstanding anything to the contrary herein (but subject to the provisions of Paragraph 6(b)) and that, upon the occurrence of such event, such Stock Option or Stock-Based Grant shall terminate and be of no further force or effect; provided, however, that the Committee may also provide, in its absolute discretion, that even if the Stock Option or Stock-Based Grant shall remain exercisable after any such event, from and after such event, any such Stock Option or Stock-Based Grant shall be exercisable only for the kind and amount of securities and/or other property, or the cash equivalent thereof, receivable as a result of such event by the holder of a number of shares of stock for which such Stock Option or Stock-Based Grant could have been exercised immediately prior to such event.

10.   Amendment and Termination

The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this Plan provided that, except for adjustments under Paragraph 8 or 9 hereof, no such action shall modify such Grant in a manner adverse to the Participant without the Participant's consent except as such modification is provided for or contemplated in the terms of the Grant. The Committee's authority hereunder shall include, without limitation, amendments to accelerate or waive vesting periods and to extend the exercisability (including to extend or provide for post-termination exercisability) of Stock Options or Stock-Based Grants, provided that such exercisability shall not extend past 10 years from the date of grant of such Stock Options, Stock-Based Grants or Other Stock-Based Grants.

The Board of Directors may amend, suspend or terminate the Plan except that no such action, other than an action under Paragraph 8 or 9 hereof, may be taken which would, without shareholder approval, increase the aggregate number of Shares available for Grants under the Plan, decrease the price of outstanding Options or Stock Appreciation Rights, change the requirements relating to the Committee or extend the term of the Plan.

11.   Foreign Options and Rights

The Committee may make Grants to Employees who are subject to the laws of nations other than the United States, which Grants may have terms and conditions that differ from the terms thereof as provided elsewhere in the Plan for the purpose of complying with foreign laws.

12.   Withholding Taxes

The Corporation shall have the right to deduct from any cash payment made under the Plan any Federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Corporation to deliver shares or pay any cash pursuant to any Grant that the Participant pay to the Corporation such amount as may be requested by the Corporation for the purpose of satisfying any liability for such withholding taxes. Any Grant

Agreement may provide that the Participant may elect, in accordance with any conditions set forth in such Grant Agreement, to pay a portion or all of such withholding taxes by delivery of in shares of Common Stock or by having shares of Common Stock withheld by the Corporation from the shares otherwise to be received. The number of shares so delivered or withheld shall have an aggregate Fair Market Value sufficient to satisfy the applicable withholding taxes. The acceptance of any such election by a Participant shall be at the sole discretion of the Committee, and in the case of a Participant subject to Section 16 of the Exchange Act, the Corporation may require that the method of making such payment be in compliance with Section 16 and rules and regulations thereunder.

13.   Effective Date and Termination Dates

The Plan shall be effective on and as of the date of the approval by the stockholders of the Corporation in its amended and restated form, and shall terminate ten years later, subject to earlier termination by the Board of Directors pursuant to Paragraph 10.

AMENDMENT NO. 1
TO
1992 STOCK PURCHASE AND OPTION PLAN
AMENDED AND RESTATED AS OF MARCH 5, 1997

The first PRIMEDIA Inc. 1992 Stock Option and Purchase Plan (the "Plan") is hereby amended as follows:

by adding clause (c) Section 1 to read as follows:

        "(c)   to provide incentives to members of the Board of Directors who are not employees of the Corporation or its Subsidiaries ("Non-Employee Directors")"; and

by amending clause (j) of Section 2 to read as follows:

        "(j) "Participant" means an Employee, a Non-Employee Director or other person having a relationship with the Corporation or any of its Subsidiaries, to whom one or more Grants have been made and such Grants have not all been forfeited or terminated under the Plan"; and

by amending clauses (a) and (b) of Section 3 to read as follows:

        "(a)   The Plan shall be administered by the Committee. The Committee may adopt its own rules of procedure, and the action of a majority of the Committee taken at a meeting or the action of all members of the Committee taken without a meeting by a writing signed by all members, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the Plan to make rules for carrying out and to make changes in such rules. Any such interpretations, rules, and administration shall be consistent with the basic purposes of the Plan.

        (b)  The Committee may delegate to the Board of Directors its power and authority to designate and make Grants to Participants who are Non-Employee Directors and may delegate to the Chief Executive Officer and to other senior officers of the Corporation its duties under the Plan subject to such conditions and limitations as the Committee shall prescribe; and

by amending Section 4 and 5 to read as follows:

        "4.  The Committee may from time to time make Grants under the Plan to such Employees, Non-Employee Directors, or other person having a relationship with the Corporation or any of its Subsidiaries and in such form and having such terms, conditions and limitations as the Committee may determine. Grants may be granted singly, in combination or in tandem. The terms, conditions and limitations of each Grant under the Plan shall be set forth in a Grant Agreement in a form approved by the Committee consistent, however, with the terms of the Plan; provided, however, such Grant Agreement shall contain provisions dealing with the treatment of Grants in the event of the termination, death or disability of a Participant, and may also include provisions concerning the treatment of Grants in the event of a change of control of the Corporation.

        5.    From time to time, the Committee will determine the forms and amounts of Grants to Participants. Grants shall be subject to such terms and conditions, including without limitation, vesting and exercisability periods or restrictions, and the effect on a Grant of a termination or change in employment or service status of a Participant (including a termination or change by reason of a sale of a subsidiary or division of the Corporation), as the Committee may in its discretion determine. Such Grants may take the following forms in the Committee's sole discretion"; and

EXHIBIT B

AMENDMENT NO. 2
TO
1992 STOCK PURCHASE AND OPTION PLAN
DATED MAY 11, 2005

The PRIMEDIA Inc. 1992 Stock Option and Purchase Plan (the "Plan") is hereby amended as follows:

        1)   By amending the last sentence of clause (b) of Section 5 to read as follows:

"In addition to other restrictions contained in the Plan, an option granted under this Paragraph 5 (b), (i) may not be exercised more than 20 years after the date it is granted and (ii) may not have an exercise price less than 50% of the Fair Market Value of Common Stock on the date it is granted".

        2)   By amending the first sentence clause (a) Section 6 to read as follows:

          (a)  Subject to Paragraph 4, the number of shares available for grants under the Plan shall be 45 million shares of Common Stock, reduced by the sum of the aggregate amount of shares issued upon a Grant or become subject to an Outstanding Grant.

        3)   By amending Section 13 to read as follows:

          13.  Termination Date

The Plan shall terminate March 9, 2015, subject to earlier termination by the Board of Directors pursuant to paragraph 10.1.

B-1